Unwinding and Settlement Agreement of the Merger between the Jackson Rivers Co. and JKRI Acquisition Corp. (now Interact Holdings Group, Inc.) and UTSI International Corporation

I.
Whereas a certain Agreement and Plan of Merger (hereinafter the “Agreement”) was executed between the Jackson Rivers Company, JKRI Acquisition Corp. (now Interact Holdings Group, Inc., hereinafter “IHG”) and UTSI International Corporation (hereinafter “UTSI”) on May 5, 2006;

II.
Whereas the post-closing conditions of the merger have not been met, and accordingly UTSI seeks to separate from IHG and for the parties to unwind the Agreement pursuant to Section 8.2 of the same and to settle any issues between them.

III.	In order to accomplish this unwinding and settlement, the parties herein agree and accept the following:

1.
The effective date of the unwinding will be January 7, 2008. To this effect, the Board of IHG, Inc. will pass a resolution effective January 7, 2008 approving the unwinding. An extraordinary meeting of the Board must be held to pass this resolution on a date suitable to comply with the law and SEC regulations.

2.
UTSI International Corporation (UTSI) will become an independent company on January 7, 2008 (hereon the “effective date”). Pursuant to 8.2 (ii) of the Agreement, no later than the effective date the share certificates representing the ownership of UTSI International Corporation shall be transferred to the Shareholder Representative, Daniel W. Nagala endorsed to UTSI International Corporation effective January 7, 2008. In exchange, the “C” shares held by former UTSI shareholders in Interact Holdings Group, Inc. (IHG) will be surrendered to IHG. These shareholders will receive stock in the same amount and type they held in the old UTSI from the new UTSI. The new UTSI will indemnify and defend IHG, its directors, officers and shareholders against any claim for the value of the “C” shares from the new UTSI shareholders, including Daniel W. Nagala and David L. Rossmann, or arising from the ownership of the “C” shares or any other shares issued by UTSI, including but not limited to derivative suits by shareholders. The purpose of this transaction is to restore UTSI to its status as a completely independent company, and to relieve IHG of the liabilities represented by the eventual conversion value of the “C” shares, and to be protected and indemnified from any actions by the “C” share shareholders. On the effective date, or as soon as practicable thereafter, IHG will return to UTSI all of UTSI’s pre-merger and post-merger corporate books, resolutions, share documents, records and account books.

3.
Except as otherwise indicated herein, all accounts, assets and property of any type, defined hereinafter as including but not limited to real property, leaseholds, fixtures, furnishings, equipment and other movable property, software trademarks, service marks, domain names and other intellectual property, liabilities and debts, clients and contracts pertaining to UTSI that belonged to UTSI prior to the merger will become an exclusive asset, property or obligation of the new UTSI and IHG will have no claim of any type on any of them or any liability therefore. All accounts, assets and property of any type as defined hereinabove, liabilities and debts, clients and contracts pertaining to The Jackson Rivers Corporation prior to the merger will remain an exclusive asset, property or obligation of IHG and UTSI will have no claim of any type on any of them or any liability therefore. In addition, each company will keep any clients accounts, assets and property of any type as defined hereinabove it has acquired in its name since the merger.. The DBA IntelliSCADA Solutions will remain an asset of UTSI. Except as to the obligations set out in this unwinding and settlement agreement, there shall be no further obligations between the parties.

4. The bonus and debt owed personally to David L. Rossmann and Daniel W. Nagala will be assumed by the new UTSI.

5. Daniel W. Nagala will resign from the Board of IHG and any other position, as employee or officer, he holds at IHG on the effective date. James Nelson will resign from the board of UTSI and as employee and/or officer of the same on the effective date. Both, however, will enjoy the indemnity protection for their performance during the period they served as such officers and directors afforded to them by the charters and bylaws of these respective entities.

6. Any investment of IHG in UTSI will be exchanged in a wash sale for the waiver of the cash amounts owed to UTSI by IHG. IHG will thus have no equity position or interest in the new UTSI but will owe nothing to UTSI, and Section 8.2 (i) and (iii) of the Agreement will be deemed satisfied.

7.  The UTSI Branch office in Spain will remain as part of the new UTSI. IHG and its officers will execute such documents as required to effect this change of ownership.

8. IHG will be solely responsible for such filings as required by the SEC as a result of the unwinding.

9.  Each party will bear its own legal expenses and costs resulting from this unwinding.

10.  UTSI and IHG will mutually and reciprocally indemnify and hold harmless each other for any claims or actions arising from the work and actions performed by each party prior to and after the unwinding from third parties of any type for any liability of any type, including but not limited to those arising under their respective service and technical contracts, except as prohibited by law. All employees will continue to work for the entities they are working for on the effective date of unwinding, save and except the resignations indicated hereinabove. Kurt Schottleutner is deemed to be an employee of UTSI. Each company is prohibited from soliciting the services of employees of the surviving company for a period of twelve months after the effective date.

11.  This Settlement is expressly subject to all applicable laws, regulations, rules, or orders of federal and/or state governmental authorities, including the Departments of Energy and Transportation and the Securities and Exchange Commission with jurisdiction over the subject matter of this Agreement. It is the intention of the parties that this unwinding be a tax-free transaction.

12. This Settlement shall be interpreted according to the laws of the State of Texas. Any controversy or claim arising out of or relating to this Settlement or the breach thereof, shall be settled by mediation administered in Houston, Texas, by a mutually agreed upon mediator.  If the parties are unable to reach an agreement within a reasonable time or the mediator believes the parties will be unable to participate meaningfully in the process or that a reasonable agreement is unlikely, the mediator may suspend or terminate mediation and should encourage both parties to seek appropriate legal representation.

13. If any provision of this Settlement is held by any court or other competent authority, or by the operation of law, to be void or unenforceable in whole or in part, this Settlement shall continue to be valid as to the other provisions hereof as if the affected or invalid provisions were deleted from this Settlement. In the case of conflict between this Settlement and the Agreement, the terms of the Settlement will be conclusive.

14. This Settlement supersedes all prior agreements and understandings between the parties respecting the subject matter hereof. This Settlement may only be amended in writing by the mutual agreement of the parties. This Settlement is the entire unwinding and settlement contract between the Parties.

Agreed, Accepted and Effective this
7th day of January, 2008.

Daniel W. Nagala	/s/ Jeffrey Flannery

Daniel W. Nagala, President	Jeffrey Flannery, Chief Executive Officer
UTSI International Corporation	Interact Holdings Group, Inc.